Exhibit 12

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”) is made as of November 13, 2012 by and among (i) Prentice Consumer Partners, L.P., a Delaware limited partnership (“Prentice”) and Rho Ventures VI, L.P., a Delaware limited partnership (“Rho”, and together with Prentice, the “Junior Creditors”, and each, a “Junior Creditor”), (ii) Salus Capital Partners, LLC, in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Senior Agent”) and (iii) Bluefly, Inc., a Delaware corporation (“Bluefly”) and EVT Acquisition Co., LLC, a New York limited liability company (together with Bluefly, collectively, the “Borrowers”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Credit Agreement dated as of November 13, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Senior Credit Agreement”) by and among, among others, the Borrowers, the lenders from time to time party thereto and the Senior Agent, pursuant to which such lenders have agreed to extend credit to the Borrowers upon the terms and subject to the conditions specified in the Senior Credit Agreement. All of the Borrowers’ and the other Loan Parties’ obligations under the Senior Credit Agreement and the other Senior Loan Documents (as defined below) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired personal property assets of the Borrowers and the other Loan Parties granted to the Senior Agent (the “Collateral”).

WHEREAS, reference is further made to that certain Note and Warrant Purchase Agreement dated as of August 13, 2012 (as amended, modified, supplemented or restated and in effect from time to time, the “Junior Credit Agreement”) by and among Bluefly and Prentice and Rho, as Investors, pursuant to which Bluefly has issued, among other securities, (a) $1,500,000 in the aggregate principal amount of secured subordinated notes to Prentice and (b) $1,500,000 of secured convertible subordinated notes to Rho (collectively, the “Junior Notes”). All of Bluefly’s obligations under the Junior Credit Agreement and the other Junior Loan Documents (as defined below) are secured by liens on and security interests in the Collateral.

WHEREAS, pursuant to the terms of the Senior Credit Agreement, the Junior Creditors and the Borrowers are required to enter into this Agreement with the Senior Agent.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms shall have the following meanings in this Agreement. All other terms not defined herein shall have the meanings ascribed to them in the Senior Credit Agreement.

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” has the meaning set forth in the Recitals.

“Distribution” means, with respect to any indebtedness, obligation or security, including the Junior Debt, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, or (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person.

“Enforcement Action” shall mean (a) to take from or for the account of any Person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any such Person with respect to the Junior Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Person to (i) enforce payment of or to collect the whole or any part of the Junior Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Junior Loan Documents or applicable law with respect to the Junior Debt, (c) to accelerate the Junior Debt, (d) to cause the Borrowers or any other Loan Party to honor any redemption or mandatory prepayment obligation under the Junior Loan Documents, (e) to notify account debtors or directly collect accounts receivable or other payment rights of the Borrowers or any other Loan Party or (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell the Collateral.

“Identified Senior Event of Default” shall mean any Event of Default described in Section 8.01 of the Senior Credit Agreement.

“Insolvency Proceeding” shall mean, as to any Person, any of the following: any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person or any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets or any proceeding for liquidation, dissolution or other winding up of the business of such Person or any assignment for the benefit of creditors or any marshalling of assets of such Person.

“Junior Credit Agreement” has the meaning set forth in the Recitals.

“Junior Debt” shall mean all of the obligations of the Borrowers or any other Loan Party to any Junior Creditor, whether now existing or hereafter arising and evidenced by or incurred pursuant to the Junior Loan Documents.

“Junior Event of Default” shall mean any “Event of Default” as such term is defined in any of the Junior Loan Documents.

“Junior Loan Documents” shall mean the Junior Credit Agreement and the Junior Notes and all agreements, documents and instruments entered into in connection therewith.

“Junior Notes” has the meaning set forth in the Recitals.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or otherwise), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interests of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Paid in Full” shall mean that, with respect to the Obligations under the Senior Loan Documents, (a) all of such Obligations (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been indefeasibly paid, performed or discharged in full (with all such Obligations consisting of monetary or payment obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the documents relating to such Obligations and (c) any and all letters of credit or similar instruments issued under such documents have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of such documents.

“Permitted Distributions” means the regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of any Junior Debt owed to either Prentice or Rho under the Junior Loan Documents, including, without limitation, any scheduled payments of interest thereunder that may be payable to Prentice.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Refinancing Senior Loan Documents” shall mean any financing documentation which replaces the Senior Loan Documents and pursuant to which any Senior Debt under any of the Senior Loan Documents is refinanced, as such financing documentation may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Credit Agreement” has the meaning set forth in the Recitals.

“Senior Creditors” shall mean, collectively, the Senior Agent, the lenders party to the Senior Credit Agreement from time to time and each other holder from time to time of the Senior Debt. For the avoidance of doubt, the Senior Creditors shall include each “Credit Party” as defined in the Senior Credit Agreement.

“Senior Debt” shall mean all obligations, liabilities and indebtedness of every nature of the Borrowers and the other Loan Parties from time to time owed to the Senior Creditors under the Senior Loan Documents, including, without limitation, the Obligations (as defined in the Senior Credit Agreement), any debtor-in-possession financing furnished by the Senior Creditors after the commencement of an Insolvency Proceeding, together with (a) any amendments, modifications, renewals or extensions thereof and (b) any interest, fees and other charges accruing thereon or due or to become due with respect thereto after the commencement of any Insolvency Proceeding, without regard to whether or not such interest, fees and other charges is an allowed claim. Senior Debt shall be considered to be outstanding whenever any commitment under any Senior Loan Document is outstanding.

“Senior Loan Documents” shall mean the Senior Credit Agreement and all “Loan Documents” (as defined in the Senior Credit Agreement) and, after any refinancing of the Senior Debt under the Senior Loan Documents, the applicable Refinancing Senior Loan Documents.

All terms defined in the Uniform Commercial Code as in effect in the State of New York (the “UCC”) on the date hereof, unless otherwise defined herein, shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural. All references to sections, clauses or paragraphs shall be references to sections, clauses and paragraphs in this Agreement unless otherwise stated.

2. Subordination.

a.	Subordination of Junior Debt to Senior Debt. Unless and until this Agreement is terminated by written notice from the Senior Agent and all Senior Debt is Paid in Full, each Junior Creditor hereby agrees with the Senior Agent that the Junior Debt is and shall be subject and subordinate to the Senior Debt, whether now existing or hereafter arising. Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement. Notwithstanding the terms of the Junior Loan Documents, each of the Borrowers hereby agrees that it will not make, and each Junior Creditor hereby agrees that it will not accept, any Distribution with respect to the Junior Debt until the Senior Debt has been Paid in Full; provided, however, that in the case of Rho only, the Junior Debt owed to Rho may be converted into Equity Interests in Bluefly at any time and from time to time in accordance with the terms of the Junior Loan Documents; and provided further, however, that so long as the Payment Conditions have been satisfied, and subject to the terms of this Agreement and Section 7.07(b)(ii) of the Senior Credit Agreement, the Borrowers may pay, and the Junior Creditors may accept, Permitted Distributions. If any Distribution on account of the Junior Debt that is not permitted to be made by the Borrowers or accepted by the Junior Creditors under this Agreement is made and received by any Junior Creditor, such Distribution shall not be commingled with any of the assets of such Junior Creditor, shall be held in trust by such Junior Creditor for the benefit of the Senior Creditors and shall be promptly paid over to the Senior Agent for application to the payment of the Senior Debt then remaining unpaid until all Senior Debt has been Paid in Full.

b.	Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release Liens.

i.	Until the Senior Debt has been Paid in Full, each Junior Creditor’s security interest in and Lien on the Collateral to secure the Junior Debt shall be and hereby are subordinate for all purposes and in all respects to the Senior Agent’s security interests in and Liens on the Collateral to secure the Senior Debt, regardless of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien. The Lien priorities set forth in the immediately preceding sentence shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Senior Debt or the Junior Debt, by any failure to perfect the Senior Agent’s security interest in the Collateral, the subordination of the Senior Agent’s Lien on the Collateral, the avoidance or invalidation of the Senior Agent’s Lien or by any other action or inaction which any Senior Creditor may take or fail to take in respect of the Collateral.

ii.	Each of the Senior Agent and each Junior Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral. This Agreement is intended solely to govern the respective Lien priorities as between the Senior Agent and the Junior Creditors and shall not impose on the Senior Agent or any other Senior Creditor or any Junior Creditor any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law. Each Junior Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Loan Documents, or the liens and security interests of the Senior Agent in the Collateral securing the Senior Debt.

iii.	Notwithstanding anything to the contrary contained in any agreement between any Junior Creditor and any Borrower or any other Loan Party, until the Senior Debt has been Paid in Full, only the Senior Agent shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, release or other disposition of the Collateral or take any action with respect to the Collateral without any consultation with or the consent of any Junior Creditor. In the event that the Senior Agent releases or agrees to release any of its Liens or security interests in any portion of the Collateral in connection with the sale or other disposition thereof or any of the Collateral is sold or retained pursuant to a foreclosure or similar action, each Junior Creditor shall promptly consent to such sale or other disposition and promptly execute and deliver to the Senior Agent such consent to such sale other disposition, termination statements and releases as the Senior Agent shall reasonably request to effect the release of the liens and security interests of such Junior Creditor in such Collateral. In the event of any sale, transfer, or other disposition (including a casualty loss or taking through eminent domain) of the Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be applied in accordance with the terms of the Senior Loan Documents until such time as the Senior Debt has been Paid in Full.

3. Standstill Provisions. Until the Senior Debt has been Paid in Full, the Senior Agent shall have the exclusive right to manage, perform and enforce (or not enforce) the terms of the Senior Loan Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to take or retake control or possession of any Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate any Collateral. In that regard, no Junior Creditor shall, without the prior written consent of the Senior Agent, take any Enforcement Action with respect to any Junior Debt or the Collateral. Notwithstanding the foregoing, each Junior Creditor may, subject to Section 8 of this Agreement, file and defend proofs of claim against any Borrower in any Insolvency Proceeding involving such Borrower. Any Distributions or other proceeds of any Enforcement Action obtained by any Junior Creditor in violation of the foregoing prohibition shall in any event be held in trust by it for the benefit of the Senior Creditors and promptly paid or delivered to the Senior Agent in the form received until all Senior Debt has been Paid in Full. Each Junior Creditor waives any and all rights to affect the method or challenge the appropriateness of any action by the Senior Creditors with respect to management, performance and enforcement of the Senior Loan Documents and the enforcement and exercise of all privileges, rights and remedies. The Senior Creditors shall not have any liability to any Junior Creditor in respect of any Junior Creditor’s failure to obtain repayment in full of the Junior Debt.

4. No Subrogation. No Junior Creditor shall be subrogated to the rights of the Senior Creditors with respect to receipt of Distributions on account of the Junior Debt unless and until all of the Senior Debt shall have been Paid in Full. For the purposes of such subrogation, no Distributions made to the holders of the Senior Debt to which any Junior Creditor would be entitled except for this Agreement and no payments made pursuant to the provisions of this Agreement to the Senior Agent or any other Senior Creditor by such Junior Creditor shall, as among the Borrowers, their creditors and such Junior Creditor, be deemed to be a payment by the Borrowers to or on account of the Junior Debt. Each Junior Creditor agrees that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in an Insolvency Proceeding or otherwise, any Distribution received by such Junior Creditor with respect to the Junior Debt at any time after the date of the payment that is so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by such Junior Creditor in trust as property of the holders of the Senior Debt and such Junior Creditor shall forthwith deliver the same to the Senior Agent for application to the Senior Debt, until the Senior Debt has been paid in full.

5. Modifications and Amendments.

a.	Modifications to Senior Loan Documents. The Senior Creditors may at any time and from time to time without the consent of or notice to any Junior Creditor, without incurring liability to any Junior Creditor and without impairing or releasing the obligations of any Junior Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt (including any increase in the amount thereof), or amend in any manner any Senior Loan Document.

b.	Modifications to Junior Loan Documents. Until the Senior Debt has been Paid in Full, and notwithstanding anything to the contrary contained in the Junior Loan Documents, the Borrowers and the Junior Creditors shall not, without the prior written consent of the Senior Creditor, agree to any amendment, modification, or supplement to the Junior Loan Documents if such amendment, modification or supplement would add or change any terms in a manner materially adverse to the Borrowers, any other Loan Party or any Senior Creditor (it being understood and agreed that the addition of any Junior Event of Default not existing on the date hereof would be materially adverse to the Borrowers, the other Loan Parties and the Senior Creditors), or shorten the final maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

6. Waiver of Certain Rights by Junior Creditors.

a.	Marshaling. Each Junior Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require any Senior Creditor to marshal any property of the Borrowers or any other Loan Party for the benefit of such Junior Creditor.

b.	Rights Relating to Senior Agent’s Actions with Respect to the Collateral. Each Junior Creditor hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing the Senior Agent from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Without limitation of the foregoing, each Junior Creditor hereby agrees (a) that it has no right to direct or object to the manner in which the Senior Agent applies the proceeds of the Collateral resulting from the exercise by the Senior Agent of rights and remedies under the Senior Loan Documents and (b) that the Senior Agent has not assumed any obligation to act as the agent for such Junior Creditor with respect to the Collateral. The Senior Agent shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral until the Senior Debt has been Paid in Full. In exercising rights and remedies with respect to the Collateral, the Senior Agent may enforce the provisions of the Senior Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. In conducting any public or private sale under the UCC, the Senior Agent shall give each Junior Creditor written notice of such sale; provided, however, that 10 days’ notice shall be deemed to be commercially reasonable notice.

c.	Preservation of Rights. The Senior Agent shall have no duty to protect or preserve any rights pertaining to any of the Collateral in its possession and the Senior Agent shall not have any liability to any Junior Creditor for any claims and liabilities at any time arising with respect to the Collateral in its possession.

d.	Collateral Bailee. In the event that possession or control of any Collateral is required under applicable law to perfect a lien therein, then each of the Senior Agent and each Junior Creditor agrees that it shall hold or control any such Collateral in its possession or control as collateral bailee for the other.

7. Representations and Warranties.

a.	Each Junior Creditor hereby represents and warrants to the Senior Agent that as of the date hereof: (a) such Junior Creditor has the power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by such Junior Creditor will not violate or conflict with the organizational documents of such Junior Creditor, the Junior Loan Documents or any law, regulation or order or require any consent or approval which has not been obtained; and (c) this Agreement is the legal, valid, and binding obligation of such Junior Creditor, enforceable against such Junior Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

b.	The Senior Agent hereby represents and warrants to each Junior Creditor that as of the date hereof: (a) the Senior Agent has the power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by the Senior Agent will not violate or conflict with the organizational documents of the Senior Agent, the Senior Loan Documents or any law, regulation or order or require any consent or approval which has not been obtained; and (c) this Agreement is the legal, valid, and binding obligation of the Senior Agent, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

8. Liquidation, Dissolution, Bankruptcy.

a.	This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Borrower or any other Loan Party shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency Proceeding.

b.	In the event of any Insolvency Proceeding involving any Borrower or any other Loan Party:

i.	All Senior Debt shall first be Paid in Full and all commitments to lend under the Senior Loan Documents shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to any Junior Creditor on account of any Junior Debt.

ii.	Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Junior Debt shall be delivered to the Senior Agent, and applied in accordance with the terms of the Senior Loan Documents. Each Junior Creditor irrevocably authorizes, empowers, and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to the Senior Agent as set forth above. Each Junior Creditor also irrevocably authorizes and empowers the Senior Agent, in the name of such Junior Creditor, to demand, sue for, collect and receive any and all such Distributions.

iii.	Each Junior Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of any portion of the Senior Debt or any Liens and security interests securing any portion of the Senior Debt.

iv.	Each Junior Creditor agrees that the Senior Creditors may consent to the use of cash collateral or provide debtor-in-possession financing to the Borrowers and the other Loan Parties on such terms and conditions and in such amounts as the Senior Creditors, in their sole discretion, may decide and, in connection therewith, the Borrowers and the other Loan Parties may grant to the Senior Agent liens and security interests upon all of the property of the Borrowers and the other Loan Parties, which liens and security interests (i) shall secure payment of all Senior Debt owing to the Senior Creditors (whether such Senior Debt arose prior to the commencement of any Insolvency Proceeding or at any time thereafter) and all other financing provided by the Senior Creditors during such Insolvency Proceeding and (ii) shall be superior in priority to the Liens in favor of any Junior Creditor on the property of the Borrowers and the other Loan Parties. Each Junior Creditor agrees that it will not object to or oppose any such cash collateral usage or debtor-in-possession financing or any sale or other disposition of any property securing all of any part of the Senior Debt free and clear of security interests, liens, or other claims of any Junior Creditor under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the Senior Creditors have consented to such sale or disposition. Each Junior Creditor agrees not to assert any right it may have to “adequate protection” of such Junior Creditor’s interest in any Collateral in any Insolvency Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to any Collateral without the prior written consent of the Senior Agent; provided that, the Senior Agent will not object to any request by any Junior Creditor for adequate protection replacement liens on all pre-petition and post-petition property of the Borrowers upon which the Senior Agent is also granted adequate protection replacement liens, with such liens in favor of such Junior Creditor being subject in all respects to this Agreement; provided further that other than such replacement liens no Junior Creditor will seek any other form of adequate protection. Each Junior Creditor waives any claim it may now or hereafter have arising out of the Senior Creditors’ election, in any Insolvency

Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by any Borrower or any other Loan Party, as debtor in possession. Each Junior Creditor agrees that it will not provide, or offer to provide, any debtor-in-possession financing to the Borrowers or any other Loan Party without the prior written consent of the Senior Agent.

v.	Each Junior Creditor agrees to execute, verify, deliver, and file any proofs of claim in respect of the Junior Debt reasonably requested by the Senior Agent in connection with any such Insolvency Proceeding and hereby irrevocably authorizes the Senior Agent to file such proofs of claim upon the failure of such Junior Creditor to do so prior to three (3) Business Days before the expiration of the time to file any such proof of claim; provided, however, that the Senior Agent shall not be permitted to vote such claim and all voting rights with respect thereto shall be retained by the Junior Creditors. Each of the Junior Creditors agrees not to vote for any plan of reorganization that does not provide for the prior payment in full of the Senior Debt or otherwise vote its claims or interests in any Insolvency Proceeding (including voting for, or supporting, confirmation of any plans of reorganization) in a manner that would be inconsistent with such Junior Creditor’s covenants and agreements contained herein. For the avoidance of doubt, the Senior Agent shall have no affirmative obligation to file any such proof of claim on behalf of any Junior Creditor.

vi.	The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Creditors and the Junior Creditors even if all or part of the Senior Debt or the Liens or security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated, or disallowed in connection with any such Insolvency Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

vii.

Each of the Borrowers, the Senior Agent and each Junior Creditor acknowledges and agrees with respect to the Collateral that (i) the grants of Liens on the Collateral pursuant to the Senior Loan Documents and the Junior Loan Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Debt and the Junior Debt are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding of any Borrower or any other Loan Party. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is determined by a court of competent jurisdiction that the claims of the Senior Creditors and the Junior Creditors in respect of any Collateral, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Senior Creditors shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such liquidation or Insolvency Proceeding, before any Distribution from, or in respect of, any such Collateral is made in respect of the claims held by any Junior Creditor with each

Junior Creditor hereby acknowledging and agreeing to turn over to the Senior Agent amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of this sentence, regardless of whether such turnover has the effect of reducing the claim or recovery of such Junior Creditor.

9. Miscellaneous.

a.	No impairment. No right of the Senior Creditors to enforce the provisions hereof shall at any time in any way be prejudiced or impaired by any act taken in good faith, or failure to act, which failure to act is in good faith, by the Senior Creditors or by any noncompliance by the Borrowers or any other Loan Party with the terms and provisions and covenants herein. Each Junior Creditor and each Borrower (on behalf of itself and each other Loan Party) agree not to take any action to avoid or to seek to avoid the observance and performance of the terms and conditions hereof, and shall at all times in good faith carry out all such terms and conditions.

b.	Junior Debt Not Affected. The subordination provisions of this Agreement are and are intended solely for the purposes of defining the relative rights of the Junior Creditors, on the one hand, and the Senior Creditors, on the other hand, as among themselves. Subject to this Agreement, as between the Borrowers and the Junior Creditors, nothing contained herein shall impair the unconditional and absolute obligation of the Borrowers to the Junior Creditors to pay the Junior Debt as such Junior Debt shall become due and payable. No person other than the Senior Creditors and the Junior Creditors and their respective successors and assigns shall have any rights hereunder.

c.	Continuing Subordination; Termination of Agreement. This is a continuing agreement of subordination and the Senior Creditors may continue, at any time and without notice to the Junior Creditors, to extend credit or other financial accommodations and loan monies to or for the benefit of the Borrowers on the faith hereof. This Agreement shall remain in full force and effect until the Senior Debt has been Paid in Full, after which this Agreement shall terminate without further action on the part of the parties hereto.

d.	Amendments; Modifications. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by the Senior Agent and the Junior Creditors, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

e.	Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

f.	Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Senior Creditors, the Junior Creditors, and the Borrowers and the other Loan Parties. To the extent permitted under the Senior Loan Documents, the Senior Creditors may, from time to time, without notice to the Junior Creditors, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto. Each Junior Creditor further acknowledges that this Agreement will inure to the benefit of any third Person who refinances or succeeds to or replaces any or all of the Senior Debt, whether such successor financing or replacement occurs by transfer, assignment or repayment without the necessity of any further writing; however, each Junior Creditor agrees, upon request of such third Person, to execute and deliver an agreement with such Person containing terms substantially identical to those contained herein (subject to changing names of parties, documents and addresses, as appropriate).

g.	Conflict. In the event of any conflict between any term, covenant, or condition of this Agreement and any term, covenant or condition of the Junior Loan Documents, the provisions of this Agreement shall control and govern.

h.	Senior Creditors’ Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Senior Creditors hereunder (hereinafter, the “Senior Creditors’ Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by any Senior Creditor in exercising or enforcing any of the Senior Creditors’ Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by any Senior Creditor of any of the Senior Creditors’ Rights and Remedies or of any default or remedy under any other agreement with the Borrowers, any other Loan Party or any Junior Creditor shall operate as a waiver of any other default hereunder or thereunder. No exercise of the Senior Creditors’ Rights and Remedies and no other agreement or transaction, of whatever nature, entered into between any Senior Creditor and the Junior Creditors and/or between any Senior Creditor and the Borrowers or any other Loan Party at any time shall preclude any other or further exercise of the Senior Creditors’ Rights and Remedies. No waiver by any Senior Creditor of any of the Senior Creditors’ Rights and Remedies on any one occasion shall be deemed a continuing waiver. All of the Senior Creditors’ Rights and Remedies and all of the Senior Creditors’ rights, remedies, powers, privileges, and discretions under any other agreement with the Junior Creditors and/or the Borrowers or any other Loan Party shall be cumulative, and not alternative or exclusive, and may be exercised by the Senior Creditors at such time or times and in such order of preference as the Senior Creditors in their sole discretion may determine.

i.	Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

j.	Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

k.	Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

l.	Specific Performance. The Senior Creditors may demand specific performance of this Agreement. The Junior Creditors and each Borrower, on behalf of itself and each other Loan Party, each hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any Senior Creditor.

m.	Expenses. In the event that the Senior Creditors undertake any action that is reasonably necessary in order to enforce the provisions of this Agreement (whether or not suit is commenced), the Borrowers and the other Loan Parties shall pay all reasonable costs and expenses incurred by the Senior Creditors in connection therewith, including, without limitation, reasonable attorneys’ fees.

n.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

o.	Jurisdiction; Consent to Service of Process.

i.

EACH OF THE JUNIOR CREDITORS AND EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE JUNIOR CREDITORS AND EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE SENIOR

CREDITORS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY JUNIOR CREDITOR, THE BORROWERS OR ANY OTHER LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

ii.	EACH OF THE JUNIOR CREDITORS AND EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (I) OF THIS SECTION. EACH OF THE JUNIOR CREDITORS AND EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

iii.	Each of the Junior Creditors and each Borrower and each other Loan Party agrees that any action commenced by such Person asserting any claim or counterclaim arising under or in connection with this Agreement shall be brought solely in a court referred to in Paragraph (i) of this Section.

p.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

q.	Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

i.	if to the Borrowers, to: Bluefly, Inc., Attention: Kara B. Jenny (Fax No. 786-513-3736, email: kara.jenny@bluefly.com), with a copy to Dechert LLP, Attention: Richard Goldberg (Fax No. 212-698-3599, email: richard.goldberg@dechert.com);

ii.	if to Prentice, to: Prentice Consumer Partners, L.P., 623 Fifth Avenue, 32nd Floor, New York, New York 10022, with a copy to Goodwin Procter LLP, Attention: Stephen M. Davis (Fax No. 212-355-3333, email: sdavis@goodwinprocter.com);

iii.	if to Rho, to: Rho Ventures VI, L.P., 152 West 57th Street, 23rd Floor, New York, New York 10022, with a copy to Goodwin Procter LLP, Attention: Stephen M. Davis (Fax No. 212-355-3333, email: sdavis@goodwinprocter.com); and

iv.	if to the Senior Agent, to: Salus Capital Partners, LLC, Attention: Danielle L. Prentis (Fax No. 781-459-0058, email: dprentis@saluscapital.com), with a copy to Choate, Hall & Stewart LLP, Attention: John F. Ventola (Fax No. 617-248-4000, email: jventola@choate.com);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above first written.

JUNIOR CREDITORS: PRENTICE CONSUMER PARTNERS, LP
By:	/s/ Mario Ciampi
Name:	Mario Ciampi
Title:	Managing Partner
RHO VENTURES VI, L.P. By: RMV VI, L.L.C., its General Partner By: Rho Capital Partners LLC, its Managing Member
By:	/s/ Jeffrey Martin
Name:	Jeffrey Martin
Title:	Attorney-in-fact

SENIOR AGENT: SALUS CAPITAL PARTNERS, LLC
By:	/s/ Marc S. Price
Name:	Marc S. Price
Title:	Senior Vice President

BORROWERS: BLUEFLY, INC.
By:	/s/ Joseph Park
Name:	Joseph Park
Title:	Chief Executive Officer
EVT ACQUISITION CO., LLC
By:	/s/ Joseph Park
Name:	Joseph Park
Title:	Chief Executive Officer